UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 9, 2009

SL GREEN REALTY CORP.

(Exact Name of Registrant as Specified in Charter)

Maryland	1-13199	13-3956775
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

420 Lexington Avenue New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (212) 594-2700

N/A

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SL Green Realty Corp. 2010 Notional Unit Long-Term Compensation Plan

On December 9, 2009, the Compensation Committee of SL Green Realty Corp. (the “Company”) approved the general terms of the SL Green Realty Corp. 2010 Notional Unit Long-Term Compensation Program (the “2010 Long-Term Compensation Plan”).  Prior to adopting the 2010 Long-Term Compensation Plan, the Company did not have a long-term compensation plan in place, as its last plan, the SL Green Realty Corp. 2006 Long-Term Outperformance Plan, expired unearned in July 2009.  The 2010 Long-Term Compensation Plan is a long-term incentive compensation plan pursuant to which award recipients may earn up to approximately 1.2 million shares of common stock of the Company based on the Company’s stock price appreciation over three years beginning on December 1, 2009.  The maximum number of shares will be earned under this plan if the Company achieves 50% or higher stock price appreciation over the three-year performance period.  The value of the awards, if the Company achieves 50% stock price appreciation, will equal $75 million.  After the awards are earned, they will remain subject to vesting, with 50% of any shares earned vesting on January 1, 2013 and an additional 25% vesting on each of January 1, 2014 and 2015 based, in each case, on continued employment through the vesting date.

Under the 2010 Long-Term Compensation Plan, the Company will grant notional units to award recipients, which may convert into a maximum of approximately 1.2 million shares of common stock of the Company based on the Company’s aggregate stock price appreciation over the three-year period from December 1, 2009 through November 30, 2012.  If the Company’s aggregate stock price appreciation during this period equals or exceeds 25%, then the notional units will convert into shares of common stock.  The number of shares into which each notional unit will convert will be based on a sliding scale ranging from the minimum amount, if the aggregate stock price appreciation equals 25%, to the maximum amount, if the aggregate stock price appreciation equals or exceeds 50%.  If, prior to the end of the three-year performance period, the Company achieves the maximum stock price appreciation of 50% for 45 consecutive trading days, then a portion of the notional units may convert into shares of common stock early.  If this maximum performance is achieved during the second year of the performance period, then one-third of the notional units will convert.  If this maximum performance is achieved during the third year of the performance period, then two-thirds (or an additional one-third) of the notional units will convert.  No acceleration may occur prior to the second year or with respect to the last one-third of the notional units.  The foregoing description also assumes that the Company maintains its dividend payments at the current rate of $0.10 per quarter.  In the event that this rate changes, the stock price appreciation percentages needed to earn awards under the 2010 Long-Term Compensation Plan will be adjusted to reflect such change.

The notional units, prior to the date they are converted into common stock, will not entitle award recipients to receive any dividends or other distributions.  If the notional units are earned, and thereby converted into shares of common stock, then award recipients will be entitled to receive a payment in cash or shares of common stock, at the Company’s option, of all dividends and other distributions that would have been paid had the number of earned shares of common stock been issued at the beginning of the performance period.  Thereafter, dividends and other distributions will be paid currently with respect to all shares of common stock that were earned, whether vested or unvested.

The Company may elect to issue LTIP units in SL Green Operating Partnership, L.P., its operating partnership, upon conversion of the notional units in lieu of shares of common stock; provided that the award recipients agree to receive such units.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Company’s Compensation Committee.

The Compensation Committee and its advisors are in the process of finalizing the documentation of the 2010 Long-Term Compensation Plan, as well as the allocation of the 2010 Long-Term Compensation Plan among the Company’s management team.  Accordingly, the definitive documentation relating to the terms of the 2010 Long-Term Compensation Plan may contain additional material terms that are not described above.

Amendment to Amended and Restated 2005 Stock Option and Incentive Plan

On December 9, 2009, the Company adopted amendments to its Amended and Restated 2005 Stock Option and Incentive Plan (the “2005 Plan”).  These amendments, among other things, (1) eliminated the automatic acceleration of the vesting of the stock options upon retirement, (2) made technical changes to the provisions of the 2005 Plan regarding tax withholding and the treatment of awards in connection with a change of control transaction and (3) provided that the per-person, per-year limit on awards under the 2005 Plan only applies to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The foregoing discussion is qualified in its entirety by reference to the copy of the First Amendment to the 2005 Plan, which is being filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	First Amendment to the SL Green Realty Corp. Amended and Restated 2005 Stock Option and Incentive Plan, dated as of December 9, 2009, by SL Green Realty Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL GREEN REALTY CORP.

By:	/s/ Gregory F. Hughes
Name:	Gregory F. Hughes
Title:	Chief Financial Officer

Date: December 15, 2009